Exhibit 99.1



                                                          Contact:  Maria Brous
                                                                 (863) 680-5339


            Publix Announces 4th Quarter and Annual Results for 2005


     LAKELAND, Fla., March 1, 2006 -- Publix's sales for the fourth quarter of 2005, a 14 week period, were approximately $5.7 billion, a 20.1 percent increase from last year's $4.8 billion, a 13 week period. The additional week in the
fourth  quarter  of  2005  increased   sales  by   approximately   8.1  percent.
Comparable-store sales for the fourth quarter of 2005 increased 9.1 percent, which includes an estimated increase in sales due to Hurricane Wilma of approximately 1.5 percent.
     Net  earnings  for the  fourth  quarter of 2005 were  approximately  $294.9 million, compared to $232.9 million in 2004, an increase of 26.6 percent. Earnings per share increased to $1.74 for the fourth quarter of 2005, up from $1.34 per share in 2004. Net earnings and earnings per share benefited from the extra week in the fourth quarter of 2005.
     Publix's sales for the fiscal year ended Dec. 31, 2005, a 53 week year, were approximately $20.6 billion, an 11.0 percent increase from last year's $18.6 billion, a 52 week year. The additional week in 2005 increased sales by approximately 2.1 percent. Comparable-store sales for 2005 increased 5.4 percent.
     Net earnings for 2005 were approximately $989.2 million, compared to $819.4 million for 2004, an increase of 20.7 percent. Earnings per share increased to $5.75 for 2005, up from $4.64 per share in 2004. Net earnings and earnings per share benefited from the extra week in 2005.
     These amounts are based on audited reports that will be filed later this month with the U.S. Securities and Exchange Commission (SEC). The company's annual report to the SEC, Form 10-K, will be available on its Web site at www.publix.com/stock March 17, 2006.
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     Based on the most recent  appraisal,  Publix's stock price  increased $3.25 from $77.25 per share to $80.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
     "I'm very pleased that our excellent operating performance resulted in another increase in our stock price. I want to thank our associates for continuing to deliver premier customer service which resulted in an increase in our stock price of over 25 percent in the last year," Publix CEO Charlie Jenkins Jr. said.
     Publix is owned and operated by its 135,000 employees and has 876 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for nine consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###
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